EXHIBIT 99.1

For Release: January 6, 2010	Contact: Thomas P. McCarthy (800) 458-2235
FreightCar America, Inc. Announces Appointment of Michael
D. MacMahon as Vice President, Business Development and Strategy
FreightCar America, Inc. (NASDAQ: RAIL) announced today that Michael D. MacMahon has been appointed as Vice President, Business Development and Strategy. Mr. MacMahon will serve as a key member of FreightCar America’s leadership team and continue to be based at the Company’s Johnstown, PA location. He succeeds Charles Magolske, who left the position in December 2009 to pursue opportunities outside of the Company.
Mr. MacMahon, 43, joined FreightCar America, Inc. in 2005 as a Controller in the Company’s finance organization. Subsequent to this assignment, he went on to hold positions of increasing responsibility in marketing, product and commercial program management and international sales. Most recently, he served as the Company’s Vice President of Marketing and International Sales. Earlier in his career, he served in financial leadership roles of increasing responsibility with Kinder Morgan, Inc. He began his career as an Economist with the Federal Energy Regulatory Commission.
Mr. MacMahon received a B.S. degree in Mineral Economics from The Pennsylvania State University. He received M.S. Finance and M.B.A. degrees from the University of Colorado.
Ed Whalen, President and Chief Executive Officer of FreightCar America, Inc., commented, “We are extremely pleased to have Mike accept the challenge to help guide FreightCar America’s long-term strategy going forward. He has an established track record of making significant contributions to our Company, and I am confident he will continue to do so in his new role.”
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FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-

looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.
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